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                                                                    EXHIBIT 10.1

                      DAY RUNNER, INC. OFFICER BONUS PLAN
                    FOR THE FISCAL YEAR ENDING JUNE 30, 2001



         The Officer Bonus Plan (the "Bonus Plan") for the fiscal year ending June 30, 2001, will be paid based on the Company's fiscal year ending June 30, 2001 financial performance as measured by the degree of attainment of a pre-set, Compensation Committee-approved, EBITDA goal.

         The Bonus Plan is based on EBITDA goals, with increasing bonus payments for increasing EBITDA.

         A minimum EBITDA target of $2 million must be achieved before any bonus payments are earned. Maximum bonus payments are achieved with an EBITDA of $6 million.

         EBITDA is defined as Day Runner's (excluding all Filofax operations)
(1) Operating Income PLUS (2) depreciation and amortization PLUS (3) payments and accruals for any management or sales bonuses and/or success fees paid to Crossroads LLC excluding (4) any provisions for restructuring or discontinuation of operations or shutdown of operations or facilities (e.g., Day Runner Canada, Day Runner Australia or Day runner de Mexico) excluding (5) any legal and consulting costs incurred by the bank group but paid by Day Runner excluding (6) any legal and consulting costs incurred above budget amounts and excluding (7) any gain or loss on the sale of any operation or subsidiary.

         Bonus payments, if earned, are due and payable within 30 days of the end of the period stated below; provided, however, that if there is a "Change of Control" (as defined in the Officers Severance Plan) of Day Runner, bonuses earned up to the time of the Change of Control are due and payable at the time of the Change of Control.

         Except in the event of a Change of Control of Day Runner, an officer must be employed from the beginning of the fiscal year to the end to computation period to be eligible for any bonus under this Plan.

Computation Period                  Pay out Potential
------------------                  -----------------
July 1 to December 31, 2000         1/2 of maximum

July 1 to January 31, 2001          7/12 of maximum less prior payments

July 1 to February 28, 2001         8/12 of maximum less prior payments

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July 1 to March 31, 2001            9/12 of maximum less prior payments

July 1 to April 30, 2001            10/12 of maximum less prior payments

July 1 to May 31, 2001              11/12 of maximum less prior payments

July 1 to June 30, 2001             Maximum less prior payments
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         Payment calculation will be based on year to date performance versus plan. For example, if the year to date performance for the period ending
December would indicate a maximum pay out, then 1/2 of the maximum pay out potential would be paid as soon as practical after December.

         Unless additional officers are explicitly included in the Bonus Plan pursuant to a subsequent, duly adopted Board or Compensation Committee resolution, only the following officers shall be eligible to participate in the Bonus Plan: Chief Financial Officer and Executive Vice President, Finance, Chief
Operating Officer, Vice President, General Counsel and Human Resources and Vice
President, Operations, North America.